The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:	Melvin Melle, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2006
Dallas, Texas, August 14, 2006 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the second quarter and six months ended June 30, 2006.
For the quarter, Hallwood reported a net (loss) of $499,000, or $0.33 per share, assuming dilution, compared to a net (loss) of $4.3 million, or $3.02 per share, in 2005.
For the six months, the net (loss) was $35,000, or $0.02 per share, assuming dilution, compared to a net (loss) of $3.4 million, or $2.47 per share, in 2005.
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Following is a comparison of results for the 2006 and 2005 periods:
Operating Income (Loss). For the 2006 and 2005 quarters, operating income was $68,000 and a (loss) of $4.0 million, on revenue of $28.7 million and $35.9 million, respectively.
For the six months, operating income was $1.4 million and a (loss) of $2.2 million, on revenue of $59.5 million and $73.2 million, respectively.
Fluctuations were primarily due to a decrease in military sales to $13.2 million and $28.9 million for the three months and six months ended June 30, 2006, compared to $18.1 million and $39.5 million in 2005, respectively, and a $5.0 million bonus awarded to the Company’s chairman in the 2005 second quarter.
Other Income (Loss). Other income (loss) consists of equity in its Hallwood Energy, L.P. affiliate and predecessor entities, interest income and expense and other income and expense.
For the 2006 and 2005 second quarters, other income (loss) was a (loss) of $692,000 and income of $532,000, respectively, including an equity (loss) from its energy investment of $684,000 in 2006, compared to equity income of $500,000 in 2005.
For the six months, other income (loss) was a (loss) of $1.1 million and income of $627,000, respectively, including an equity (loss) of $1.0 million in 2006, compared to equity income of $194,000 in 2005.
Income Tax Expense (Benefit). For the 2006 second quarter, the income tax (benefit) of $125,000, included a noncash deferred federal tax (benefit) of $269,000 and state tax expense of $144,000. For the 2005 second quarter, the income tax expense of $873,000, included a noncash deferred federal tax (benefit) of $252,000, current federal tax expense of $650,000 and state tax expense of $475,000.
For the 2006 six months, income tax expense of $358,000, included a noncash deferred federal tax (benefit) of $19,000 and state tax expense of $377,000. For the 2005 six months, the income tax expense of $1.9 million, included a noncash deferred federal tax expense of $239,000, current federal tax expense of $656,000 and state tax expense of $983,000.
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The following table sets forth selected financial information for the three months and six months ended June 30, 2006 and 2005.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue	$28,698	$35,857	$59,473	$73,183

Operating income (loss)	$68	$(3,976)	$1,374	$(2,160)
Other income (loss)	(692)	532	(1,051)	627

Income (loss) before income tax expense (benefit)	(624)	(3,444)	323	(1,533)
Income tax expense (benefit)	(125)	873	358	1,878

Net (loss)	$(499)	$(4,317)	$(35)	$(3,411)

PER COMMON SHARE:
BASIC
Net (loss)	$(0.33)	$(3.02)	$(0.02)	$(2.47)

Weighted average shares outstanding	1,514	1,431	1,513	1,379

ASSUMING DILUTION
Net (loss)	$(0.33)	$(3.02)	$(0.02)	$(2.47)

Weighted average shares outstanding	1,514	1,431	1,513	1,379

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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